Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2009

SAN FRANCISCO--(BUSINESS WIRE)--May 7, 2009--CAI International, Inc. (CAI) (NYSE:CAP) reported net income in the first quarter of 2009 of $4.0 million, a decrease of $1.3 million, or 24.5%, compared with net income of $5.3 million in the first quarter of 2008. Fully diluted earnings per share in the first quarter of 2009 were $0.22 with 17.9 million average shares outstanding, compared to fully diluted earnings per share of $0.31 with 17.1 million average shares outstanding during the first quarter of 2008. Adjusted EBITDA for the first quarter of 2009 was $13.2 million, compared to $14.1 million during the first quarter of 2008.

During the first quarter of 2009, CAI’s revenue remained unchanged at $17.6 million, compared to the first quarter of 2008. Container rental revenue increased $2.7 million, or 23.7%, to $14.1 million from $11.4 million in the first quarter of 2008. Management fee revenue was $2.5 million, a decrease of $0.4 million, or 13.8%, from $2.9 million of management fee revenue reported in the first quarter of 2008. Gain on sale of container portfolios decreased $2.6 million, or 89.7%, to $0.3 million, compared to $2.9 million in the first quarter of 2008. Finance lease income in the first quarter of 2009 increased $0.3 million, or 75%, to $0.7 million, compared to finance lease income of $0.4 million reported in the first quarter of 2008.

Masaaki (John) Nishibori, CEO of CAI, commented, “I am very pleased with our results for the first quarter of 2009. I am particularly proud of our continued strong profitability, despite the significant decline in world trade. I believe we were able to accomplish this because of our business model of having a balance between owned and managed units. Last year we executed well on our strategy of increasing both our owned and managed fleets and we were able to grow our business while maintaining a conservative leverage position.”

He continued, “Historically, utilization declines in the first quarter and the decline in this past quarter was exacerbated by the turbulent global economy. The redelivery of equipment resulted in our utilization averaging 85.5% in the first quarter of 2009, as compared to utilization of 91.9% during the fourth quarter of 2008. Because of the increased level of container redelivery, some of our operating expenses such as storage and handling increased as compared to the first quarter of 2008. Although we had an increase in storage and handling expenses, we benefited during the quarter from lower interest expense as a result of the decline in interest rates. Our results were also helped by a lower effective tax rate as the proportion of our profitability coming from of our overseas subsidiaries increased due to the investments made in 2008. Considering the environment in which we were operating, and our limited trading income, I am particularly pleased to be able to report $4.0 million in net income.”

“Secondary prices of containers have declined in certain regions such as in South East Asia. However, we find the average prices remain at relatively attractive levels and during the first quarter we reported a gain on disposition of $790,000, in line with last year’s first quarter result.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)
	March 31,	December 31,
ASSETS	2009	2008

Cash	$12,156	$28,535
Accounts receivable (owned fleet), net	15,507	16,224
Accounts receivable (managed fleet)	22,503	24,683
Current portion of direct finance leases	5,715	6,108
Prepaid expenses	2,521	2,954
Deferred tax assets	1,924	1,924
Other current assets	4,051	563
Total current assets	64,377	80,991

Container rental equipment, net	303,845	310,397
Net investment in direct finance leases	13,005	14,003
Furniture, fixtures and equipment, net	575	629
Intangible assets, net	6,103	6,608
Total assets	$387,905	$412,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$6,586	$4,682
Accrued expenses and other current liabilities	2,646	3,747
Due to container investors	17,789	23,847
Unearned revenue	4,621	4,542
Current portion of capital lease obligation	2,948	4,514
Rental equipment payable	774	3,905
Total current liabilities	35,364	45,237

Revolving credit facility	190,200	208,200
Capital lease obligation	17,996	18,070
Deferred income tax liability	25,213	25,348
Income taxes payable	2,004	1,983

Total liabilities	270,777	298,838

Stockholders' equity:
Common stock	2	2
Additional paid-in capital	102,930	102,706
Accumulated other comprehensive income	(2,863)	(2,022)
Retained earnings	17,059	13,104
Total stockholders' equity	117,128	113,790
Total liabilities and stockholders' equity	$387,905	$412,628

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
Revenue:
Container rental revenue	$14,119	$11,446
Management fee revenue	2,493	2,910
Gain on sale of container portfolios	256	2,922
Finance lease income	708	373
Total revenue	17,576	17,651

Operating expenses:
Depreciation of container rental equipment	4,371	3,012
Amortization of intangible assets	408	312
Impairment of container rental equipment	36	95
Gain on disposition of used container equipment	(790)	(822)
Equipment rental expense	-	20
Storage, handling and other expenses	1,710	874
Marketing, general and administrative expense	4,915	4,448
Loss (gain) on foreign exchange	80	(44)
Total operating expenses	10,730	7,895

Operating income	6,846	9,756

Interest expense	1,302	2,023
Interest income	(4)	(47)
Net interest expense	1,298	1,976

Income before income taxes	5,548	7,780

Income tax expense	1,593	2,491

Net income	$3,955	$5,289

Net income per share:
Basic	$0.22	$0.31
Diluted	$0.22	$0.31

Weighted average shares outstanding :
Basic	17,897	17,109
Diluted	17,897	17,109

Other financial data:
Adjusted EBITDA	$13,238	$14,063
	As of March 31, 2009	As of March 31, 2008
	(unaudited)
Managed fleet in TEUs	533,599	526,031
Owned fleet in TEUs	243,574	247,347

Total	777,173	773,378

Reconciliation of Non-GAAP Items

Adjusted net income is defined as net income before impairment of goodwill.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus principal payments from finance leases. We believe EBITDA and adjusted EBITDA are helpful in understanding our past financial performance as a supplement to net income and other performance measures calculated in conformity with accounting principles generally accepted in the United States (“GAAP”). The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, the most comparable performance measure under GAAP (in thousands):

	Three Months Ended March 31,
	2009	2008
Net income	$3,955	$5,289
Add:
Net interest expense	1,298	1,976
Depreciation	4,425	3,048
Amortization of intangibles and impairment of container rental equipment	444	407
Income tax expense	1,593	2,491
Principal payments from direct finance leases	1,523	852

Adjusted EBITDA	$13,238	$14,063

Conference Call

A conference call to discuss financial results for the first quarter of 2009 will be held on Thursday, May 7, 2009 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-888-208-1815; outside of the U.S., call 1-719-325-2261. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q1 2009 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2009, the company operated a worldwide fleet of 777,000 TEU of containers through 13 offices located in 11 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com